Pricing Supplement No. 7                         Rule 424(b)(3)
Dated November 21, 1997                       File No.333-34029

(To Prospectus dated August 26, 1997 and
 Prospectus Supplement dated November 5, 1997)

INGERSOLL-RAND COMPANY
Medium-Term Notes, Series B, Due Nine Months or More from Date of Issue - Fixed Rate

Trade Date:                         November 21, 1997
Principal Amount:                        $100,000,000
Issue Price:                                  100.00%
Selling Agent's Commission:                     0.35%
Interest Rate:                                 6.015%
Interest Payment Date(s):      February 15, August 15
Interest Payment Commencing Date:   February 15, 1998
Stated Maturity:                    February 15, 2028
Original Issue Date:                 December 1, 1997
Net Proceeds to Issuer:                   $99,650,000
Regular Record Date(s):          February 1, August 1
CUSIP NO.:                                 45686X CF8
Name of Trustee:                 The Bank of New York

Form:         [x]  Book-Entry Note
              [ ]  Certified Note

Redemption:   [x]  The Notes cannot be redeemed prior to
                   maturity
              [ ]  The Notes may be redeemed prior to maturity

  Initial Redemption Date:
  Initial Redemption Price:  $ -
  Annual Redemption Price Reduction:  $ -

Repayment:    [ ]  The Notes cannot be repaid prior to
                   maturity
              [x]  The Notes can be repaid prior to
                   maturity at the option of the holder

  Repayment Price:  100%
  Repayment Date:   February 15, 2001 and each anniversary date
                    thereafter
  Amortizing Note: [ ]  Yes
                   [x]  No

  Basis for formula for amortization:

Discount Note:     [ ]  Yes
                   [x]  No

  Total Amount of Original Issue Discount ("OID"):
  Original Yield to Maturity:
  Initial Accrual Period OID:
  Method Used to Determine Yield for Initial Accrual Period:
                   [ ]  Approximate    [ ]  Exact

Capacity:          [x]  Agent          [ ]  Principal

If as principal:   [ ]  The Notes are being offered at
                        varying prices related to prevailing
                        market prices at the time of resale.

                   [ ]  The Notes are being offered at a
                        fixed initial public offering price
                        [     ]% of Principal Amount.
                        The Notes are being reoffered to
                        dealers with a reallowance not to
                        exceed [ ]% of the discount.

Special Provision:


Agents:
              SALOMON BROTHERS INC.               $20,000,000
              MERRILL LYNCH & CO.                 $20,000,000
              CHASE SECURITIES INC.               $20,000,000
              J. P. MORGAN & CO.                  $40,000,000